Exhibit 4.9

FORM OF
SENIOR FLOATING RATE NOTES DUE 2010

No.	CUSIP
$175,000,000

PRIMEDIA Inc., a Delaware corporation (herein called the "Company"), for value received hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of $175,000,000 on May 15, 2010.

Interest Payment Dates:    February 15, May 15, August 15 and November 15

Record Dates:    February 1, May 1, August 1 and November 1

Reference is hereby made to the further provisions of this Senior Floating Rate Note due 2010 set forth on the reverse side hereof and such further provisions shall for all purposes have the same effect as if set forth on the front side hereof.

IN WITNESS WHEREOF, the Company has caused this certificate to be signed manually or by facsimile.

Dated:                         , 2004

CERTIFICATE OF AUTHENTICATION:

This is one of the Global Notes referred
to in the within mentioned Indenture.

THE BANK OF NEW YORK, as Trustee		PRIMEDIA Inc.
By:		By:
	Authorized Signatory		Name: Title:

SENIOR FLOATING RATE NOTES DUE 2010

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.07 OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

        Capitalized terms used herein have the meaning assigned to them in the Indenture unless otherwise indicated.

        1.    Interest; Additional Interest.    The Company promises to pay interest on the principal amount of this Security at the rate and in the manner set forth below and shall pay the Additional Interest payable pursuant to the Registration Rights Agreement. The Company will pay interest and Additional Interest, if any, quarterly on February 15, May 15, August 15 and November 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an "Interest Payment Date"). Interest on the Securities will accrue the rate of LIBOR plus 5.375% from the most recent date on which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Security is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be                        . The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the same rate per annum on the Securities to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful.

        The amount of interest for each day that the Senior Floating Rate Notes are outstanding (the "Daily Interest Amount") will be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of the Senior Floating Rate Notes. The amount of interest to be paid on the Senior Floating Rate Notes for each Interest Period will be calculated by adding the Daily Interest Amounts for each day in the Interest Period.

        All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

        The interest rate on the Senior Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

        The Calculation Agent will, upon the request of any Holder, provide the interest rate then in effect with respect to the Senior Floating Rate Notes. All calculations made by the Calculation Agent in the absence of manifest error will be conclusive for all purposes and binding on the Company, the Guarantors and the Holders.

        2.    Method of Payment.    The Company will pay interest on the Securities (except defaulted interest) and premium and Additional Interest, if any, to the Persons who are registered Holders of Securities at the close of business on the February 1, May 1, August 1 and November 1 next preceding the Interest Payment Date, even if such Securities are cancelled after such record date and on or before such Interest Payment Date. The Securities will be payable as to principal, premium, interest and Additional Interest at the office or agency of the Company maintained for such purpose within or without the City and State of New York, or, at the option of the Company, payment of interest, premium and Additional Interest may be made by check mailed to the Holders of the Securities at their addresses set forth in the register of Holders of Securities.

        3.    Paying Agent, Registrar and Calculation Agent.    Initially, The Bank of New York, the Trustee under the Indenture, will act as Paying Agent, Registrar and Calculation Agent. The Company may change any Paying Agent, Registrar or co-registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity other than Calculation Agent.

        4.    Indenture.    The Company issued the Securities under an Indenture, dated as of May 14, 2004 (the "Indenture"), among the Company, the Guarantors and the Trustee. The terms of the Securities include those stated in the Indenture and those made part of the Indenture by reference to the TIA (15 U.S. Code §§ 77aaa-77bbbb). The Securities are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. The Securities are senior obligations of the Company initially limited to $175 million in aggregate principal amount, plus premiums and Additional Interest, if any, plus amounts, if any, sufficient to pay interest on outstanding Securities as set forth in Paragraph 2 hereof. Additional Securities may be issued from time to time subject to Section 4.09 of the Indenture. The Securities and any Additional Securities subsequently issued would be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

        5.    Optional Redemption.    At any time prior to May 15, 2007, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of Securities (which includes Additional Securities, if any) issued hereunder at a redemption price of 100% of the principal amount of such Securities, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

  (1)
  at least 65% of the aggregate principal amount of Securities (which includes Additional Securities, if any) issued remains outstanding immediately after the occurrence of each of those redemptions (excluding Securities held by the Company and its Subsidiaries); and

  (2)
  any redemption must occur within 60 days of the date of closing of such Equity Offering.

        Except as provided in the preceding paragraph and other than in connection with a Change of Control pursuant to Section 3.08 of the Indenture, the Company may not redeem the Securities prior to May 15, 2007. On or after May 15, 2007, the Company may, at its option, redeem the Securities, in whole or in part, at the redemption prices (expressed as percentages of the principal amount) set forth in the immediately succeeding paragraph, plus accrued and unpaid interest thereon to the applicable redemption date.

        The redemption price as a percentage of the principal amount shall be as follows, if the Securities are redeemed during the twelve-month period beginning May 15 of the years indicated below:

Year	Percentage
2007	103.000%
2008	101.500%
2009 and thereafter	100.000%

        If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Security is registered at the close of business on that record date, and no additional interest will be payable to holders whose Securities will be subject to redemption by the Company.

        Notwithstanding the foregoing, upon the occurrence at any time of a Change in Control, the Securities will be redeemable, at the option of the Company, in whole or in part, pursuant to the provisions of Section 3.08 of the Indenture.

        Any redemption pursuant to this Section 3.07 shall be made, to the extent applicable, pursuant to the provisions of Sections 3.01 through 3.06 of the Indenture.

        6.    Mandatory Offers to Repurchase; Asset Sales.

          (a)   Upon the occurrence of a Change of Control, each Holder shall have the right to require the Company to repurchase all or any part of such Holder's Securities pursuant to the offer described below (the "Change of Control Offer") at a purchase price equal to 101% of the aggregate principal amount of such Securities plus accrued and unpaid interest, if any, to the date of purchase (the "Change of Control Payment"). On the Change of Control Payment Date, the Company shall, to the extent lawful, (1) accept for payment Securities or portions thereof tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Securities or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee, the Securities so accepted together with an Officers' Certificate stating the Securities or portions thereof were tendered to the Company. The Paying Agent shall promptly mail to each Holder of Securities so accepted, payment in an amount equal to the purchase price for such Securities, and the Trustee shall promptly authenticate and mail to such Holder a new Security equal in principal amount to any unpurchased portion of the Securities surrendered; provided that each such new Security shall be in a principal amount of $1,000 or integral multiples thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

          A Holder of Securities may tender all or any portion of his Securities at his discretion by completing the form entitled "OPTION OF HOLDER TO ELECT PURCHASE" appearing on this Security.

          (b)   The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, consummate an Asset Sale (including the sale of any of the stock of any Subsidiary) unless at least 100% of the Net Proceeds from such Asset Sale (or, in the case of a Partially Owned Restricted Subsidiary, the Company's Pro Rata Portion thereof, after repayment by such Partially Owned Restricted Subsidiary of its Indebtedness) are applied first to repay Obligations or reduce commitments under the Credit Facilities in accordance with the terms thereof, second to offer to redeem at par the Outstanding Notes and third to offer to redeem at par the Securities. The foregoing application of Net Proceeds from Asset Sales is not required in the case of (i) sales or dispositions generating cash proceeds of less than, with respect to the Company and its Restricted Subsidiaries, $2.5 million and (ii) sales and dispositions as to which the Company delivers a reinvestment notice and the proceeds are so reinvested in one or more communications, publishing, information, education or media assets or businesses within 12 months of the date the relevant Asset Sale is consummated. Notwithstanding the foregoing provisions of this paragraph (b), neither the Company nor its Restricted Subsidiaries shall be required to apply the Net Proceeds from any Asset Sale (i) to the extent that the aggregate Net Proceeds from such Asset Sale, together with the Net Proceeds, if any, of any other Asset Sale which have not been previously applied, are less than $25.0 million or (ii) to the extent that, and for so long as, such Net Proceeds cannot be so applied as a result of an encumbrance or restriction permitted pursuant to Section 4.13 of the Indenture.

        7.    Notice of Redemption.    Notice of any redemption pursuant to Section 3.07 or 3.08 of the Indenture will be mailed by first class mail at least 30 days but not more than 60 days before the redemption date to each Holder whose Securities are to be redeemed at its registered address. Securities in denominations larger than $1,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Securities held by a Holder are to be redeemed. On and after the redemption date interest ceases to accrue on Securities or portions thereof called for redemption.

        8.    Denominations, Transfer, Exchange.    The Securities are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000. The transfer of Securities may be registered and Securities may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Security or portion of a Security selected for redemption, except the unredeemed portion of any Security being redeemed in part. Also, it need not exchange or register the transfer of any Securities for a period of 15 days before the mailing of a Notice of Redemption and ending on the date of such mailing or during the period between a record date and the corresponding Interest Payment Date.

        9.    Persons Deemed Owners.    The registered Holder of a Security may be treated as its owner for all purposes.

        10.    Amendments and Waivers.    ubject to certain exceptions, the Indenture, the Securities or the Guarantee may be amended or supplemented and any existing Default under, or compliance with any provision of, the Indenture may be waived with the consent of the Holders of at least a majority in principal amount of the Securities then outstanding (including consents obtained in connection with a tender offer or exchange offer for Securities). Without the consent of any Holder, the Company and the Trustee may amend or supplement the Indenture or the Securities to cure any ambiguity, defect or inconsistency; to provide for uncertificated Securities in addition to or in place of certificated Securities; to comply with Section 5.01 of the Indenture; to make any change that would provide any additional rights or benefits to the Holders of the Securities or that does not adversely affect the legal rights under the Indenture of any such Holder; or to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA.

        Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Securities held by a non-consenting Holder of Securities) (i) reduce the principal amount of Securities whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Security or alter the provisions with respect to the redemption or purchase price in connection with repurchases under Sections 3.07, 3.08, 4.10 or 4.11 of the Indenture, (iii) reduce the rate of or change the time for payment of interest on any Security, (iv) waive a Default or Event of Default in the payment of principal of or premium or Additional Interest, if any, or interest on the Securities (except a rescission of acceleration of the Securities by the Holders of at least a majority in aggregate principal amount of the Securities as provided in Section 6.02 of the Indenture), (v) make any Securities payable in money other than that stated in the Securities, (vi) make any change in Section 6.04 or 6.07 of the Indenture, (vii) waive a redemption payment with respect to any Security or (viii) make any change in the foregoing.

        The right of any Holder to participate in any consent required or sought pursuant to any provision of the Indenture or this Security (and the obligation of the Company to obtain any such consent otherwise required from such Holder) may be subject to the requirement that such Holder shall have been the Holder of record of any Securities with respect to which such consent is required or sought as of a date identified by the Trustee in a notice furnished to Holders in accordance with the terms of the Indenture.

        11.    Defaults and Remedies.    Events of Default include: default in payment of interest or Additional Interest on the Securities for 30 days; default in payment of the principal or premium of any Security at maturity, or upon acceleration, redemption or otherwise; failure by the Company for 30 days after written notice to it from the Trustee, or after written notice to it and the Trustee from Holders of at least 30% in principal amount of the then outstanding Securities, to comply with any of its other agreements in the Indenture or the Securities; certain defaults under other Indebtedness; certain final judgments that remain undischarged for 60 days after being entered; certain events of bankruptcy or insolvency; and, except as permitted by the Indenture and the Securities, the Guarantees are held in any judicial proceeding to be unenforceable or invalid or otherwise cease for any reason to be in full force and effect with respect to any Guarantor or any Guarantor denies or disaffirms its obligations under its Guarantee. If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 30% in principal amount of the then outstanding Securities may declare all the Securities to be immediately due and payable for an amount equal to 100% of the principal amount of the Securities plus premium and Additional Interest, if any, and accrued interest to the date of payment, except that in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Securities become due and payable immediately without further action or notice. Holders may not enforce the Indenture or the Securities except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Securities. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Securities may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or an Event of Default in payment of principal, premium or Additional Interest, if any, or interest or that resulted from a failure to comply with Section 4.10 of the Indenture) if and so long as a committee of its Responsible Officers determines in good faith that withholding notice is in their interests. The Company must furnish an annual compliance certificate to the Trustee.

        12.    Trustee Dealings with Company.    The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not Trustee.

        13.    No Recourse Against Others.    No director, officer, employee, incorporator or shareholder of the Company, as such, shall have any liability for any obligations of the Company under the Securities, this Indenture or the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Securities by accepting the Securities waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Securities.

        14.    Authentication.    This Security shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

        15.    Abbreviations.    Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

        16.    Guarantors.    Payment of principal, premium and Additional Interest, if any, and interest (including interest on overdue principal of, premium, if any, and interest, if lawful) is unconditionally guaranteed by each of the Guarantors.

        The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

  PRIMEDIA INC.
  745 Fifth Avenue
  New York, New York 10151
  Attention: Treasurer

ASSIGNMENT FORM

To assign this Security, fill in the form below: (I) or (we) assign and transfer this Security to

(Insert assignee's soc. sec. or tax I.D. no.)

(Print or type assignee's name, address and zip code)

and irrevocably appoint
to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:
(Sign exactly as your name appears on the face of this Security)

Signature Guarantee.*

*
Signature must be guaranteed by a financial institution that is a member of the Securities Transfer Agent Medallion Program in accordance with the Securities Exchange Act of 1934, as amended.

OPTION OF HOLDER TO ELECT PURCHASE

        If you want to elect to have this Security purchased by the Company pursuant to Section or 4.10 or 4.11 of the Indenture, check the appropriate box:

☐ Section 4.10                   ☐ Section 4.11

        If you want to elect to have only part of the Security purchased by the Company pursuant to Section 4.10 or 4.11 of the Indenture, state the amount you elect to have purchased: $

Date:	Your Signature:
(Sign exactly as your name appears on the Security)

Signature Guarantee.*

*
Signature must be guaranteed by a financial institution that is a member of the Securities Transfer Agent Medallion Program in accordance with the Securities Exchange Act of 1934, as amended.

SCHEDULE OF EXCHANGES FOR GLOBAL NOTES

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of Authorized Signatory

GUARANTEE

        Each of the corporations listed below (hereinafter referred to as the "Guarantors", which term includes any successor or additional Guarantor under the Indenture (the "Indenture") referred to in the Security upon which this notation is endorsed) (i) has jointly and severally, unconditionally guaranteed that (a) the principal of, and premium, if any, and interest on the Securities will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, premium, if any, and interest on the Securities, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee will be promptly paid in full or performed, all in accordance with the terms hereof and as set forth in the Indenture; and (b) in case of any extension of time of payment or renewal of any Securities or any of such other obligations, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration, or otherwise; provided, however, that the maximum liability of a Guarantor pursuant to this Guarantee shall in no event exceed the Maximum Guaranteed Amount (as defined below). Capitalized terms used herein have the meanings assigned to them in the Indenture unless otherwise indicated.

        The "Maximum Guaranteed Amount" means, with respect to any Guarantor, the amount which allows this Guarantee to be enforceable to the fullest extent permitted by law, limited only to the extent necessary for this Guarantee to not constitute a fraudulent conveyance.

        No stockholder, officer, director, employer or incorporator, past, present or future, of the Guarantors, as such, shall have any personal liability under this Guarantee by reason of his or its status as such stockholder, officer, director, employer or incorporator.

        This Guarantee shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges herein conferred upon that party shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof.

        This Guarantee shall not be valid or obligatory for any purpose with respect to a Security until the certificate of authentication on the Security upon which this Guarantee is noted shall have been executed by or on behalf of the Trustee under the Indenture by the manual signature of one of its authorized signatories.

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Kagan Seminars, Inc.
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PRIMEDIA Magazine Finance Inc.
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By:
Name: Title: